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                                                               EXHIBIT 10.13(a)

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                          VENTANA MEDICAL SYSTEMS, INC.

                         VENTANA ACQUISITION CORPORATION

                                       AND

                             BIOTEK SOLUTIONS, INC.
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                                TABLE OF CONTENTS

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                                                                             PAGE
                                                                             ----
ARTICLE I - THE MERGER......................................................   3

         SECTION 1.1      The Merger........................................   3
         SECTION 1.2      Effective Time....................................   3
         SECTION 1.3      Closing...........................................   3
         SECTION 1.4      Articles of Incorporation.........................   4
         SECTION 1.5      Bylaws............................................   4
         SECTION 1.6      Directors and Officers............................   4
         SECTION 1.7      Tax Consequences of Merger........................   4

ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL STOCK
             OF THE CONSTITUENT CORPORATIONS................................   4

         SECTION 2.1      Effect on Sub Capital Stock.......................   4
         SECTION 2.2      Effect on BioTek Capital Stock....................   4
         SECTION 2.3      BioTek Options....................................   5
         SECTION 2.4      BioTek Warrants...................................   5
         SECTION 2.5      BioTek Investor Notes.............................   5
         SECTION 2.6      Payment of Merger Consideration...................   5
         SECTION 2.7      Discharge of BioTek Liabilities...................   6
         SECTION 2.8      Dissenting Shares.................................   7

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BIOTEK......................   7

         SECTION 3.1      Organization of BioTek............................   7
         SECTION 3.2      Capital Stock.....................................   8
         SECTION 3.3      Subsidiaries......................................   8
         SECTION 3.4      Corporate Authority...............................   8
         SECTION 3.5      Consents and Approvals............................   8
         SECTION 3.6      Financial Statements..............................   9
         SECTION 3.7      Operating Rights..................................   9
         SECTION 3.8      Undisclosed Liabilities...........................  10
         SECTION 3.9      Absence of Certain Changes or Events..............  10
         SECTION 3.10     Agreements, Contracts and Commitments.............  11
         SECTION 3.11     Material Contracts................................  12
         SECTION 3.12     No Violation......................................  12
         SECTION 3.13     Tax Matters.......................................  12
         SECTION 3.14     Title to Assets...................................  13
         SECTION 3.15     Condition of Personal Property....................  14
         SECTION 3.16     Patents and Intangible Rights.....................  14

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
         SECTION 3.17     Labor Matters.....................................  14
         SECTION 3.18     Employees.........................................  15
         SECTION 3.19     Litigation........................................  15
         SECTION 3.20     Transactions with Affiliates......................  15
         SECTION 3.21     Environmental Matters.............................  15
         SECTION 3.22     Employee Benefit Plans............................  15
         SECTION 3.23     Insurance.........................................  16
         SECTION 3.24     Payments..........................................  16
         SECTION 3.25     Accounts Receivable...............................  16
         SECTION 3.26     Inventory.........................................  16
         SECTION 3.27     Minute Books......................................  16
         SECTION 3.28     Investment Bankers, Finders or Brokers............  17
         SECTION 3.29     Compliance With Laws..............................  17
         SECTION 3.30     Antitrust.........................................  17
         SECTION 3.31     Material Misstatements Or Omissions...............  17

ARTICLE IV - REPRESENTATIONS AND WARRANTIES
             OF VENTANA AND SUB.............................................  18

         SECTION 4.1      Organization of Ventana and Sub...................  18
         SECTION 4.2      Corporate Authority...............................  18
         SECTION 4.3      No Violation......................................  18
         SECTION 4.4      Investment Bankers, Finders or Brokers............  18
         SECTION 4.5      Capitalization....................................  18
         SECTION 4.6      Financial Statements..............................  19
         SECTION 4.7      Material Misstatements Or Omissions...............  19

ARTICLE V - ADDITIONAL COVENANTS AND AGREEMENTS.............................  20

         SECTION 5.1      Conduct of Business by BioTek.....................  20
         SECTION 5.2      Access to Information; Confidentiality............  22
         SECTION 5.3      Customer Contact..................................  22
         SECTION 5.4      No Solicitation...................................  22
         SECTION 5.5      Shareholder Meeting...............................  23
         SECTION 5.6      Consents..........................................  23
         SECTION 5.7      Best Efforts and Further Assurances...............  23
         SECTION 5.8      Break-Up Fee; Ventana Initial Payment Option......  23
         SECTION 5.9      Public Announcements..............................  24
         SECTION 5.10     Discharge of Liabilities..........................  24
         SECTION 5.11     Biogenex Patent Litigation........................  24
         SECTION 5.12     Exchange of BioTek Investor Notes.................  24
         SECTION 5.13     Other Covenants of BioTek.........................  24
         SECTION 5.14     Ventana Board Representation......................  25

                                       ii
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
ARTICLE VI - CONDITIONS TO THE MERGER.....................................................  25

         SECTION 6.1      Conditions to Each Party's Obligation to Effect the Merger......  25
         SECTION 6.2      Conditions to Ventana's and Sub's Obligation
                          to Effect the Merger............................................  25
         SECTION 6.3      Conditions to BioTek's Obligation to Effect the Merger..........  27

ARTICLE VII - SURVIVAL OF REPRESENTATIONS, WARRANTIES
              AND COVENANTS...............................................................  28

         SECTION 7.1      Survival........................................................  28

ARTICLE VIII - TERMINATION................................................................  28

         SECTION 8.1      Termination or Abandonment......................................  28
         SECTION 8.2      Effect of Termination...........................................  28

ARTICLE IX - MISCELLANEOUS................................................................  29

         SECTION 9.1      Notices.........................................................  29
         SECTION 9.2      Headings........................................................  30
         SECTION 9.3      Entire Agreement................................................  30
         SECTION 9.4      Waiver..........................................................  30
         SECTION 9.5      Expenses........................................................  31
         SECTION 9.6      Counterparts....................................................  31
         SECTION 9.7      Governing Law...................................................  31
         SECTION 9.8      Assignability...................................................  31
         SECTION 9.9      No Third Party Beneficiaries....................................  31

EXHIBITS

         Exhibit A   -    Agreement of Merger
         Exhibit B   -    Form of Promissory Note
         Exhibit C   -    Escrow Agreement
         Exhibit D   -    BioTek Disclosure Schedule
         Exhibit E   -    Form of Non-Competition Agreement


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
                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into on January 19, 1996 by and among Ventana Medical Systems, Inc., a Delaware corporation ("Ventana"), Ventana Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Ventana ("Sub"), and BioTek Solutions, Inc., a California corporation ("BioTek").

                                    RECITALS

         A. Subsequent to the execution and delivery of this Agreement but prior to the Closing hereunder, Sub and BioTek will enter into an Agreement and Plan of Merger in substantially the form attached hereto as Exhibit A (the "Merger Agreement") which provides for the merger of Sub with and into BioTek (the "Merger") pursuant to the California General Corporation Law (the "California Law"). Under the Merger Agreement, the shares of BioTek Common Stock issued and outstanding immediately prior to the Effective Time (as defined below) of the Merger will be converted into the right to receive from Ventana

         (i) cash (the "Cash Proceeds") in the aggregate amount of $2,500,000 (which amount shall be reduced by the amount of any Initial Payment made in accordance with Section 5.8 hereof) less all liabilities of BioTek as of the Effective Time, whether accrued, absolute, contingent or otherwise (the "BioTek Liabilities"), that have not been paid or discharged in full as of the Effective Time (the BioTek Liabilities as of the date hereof and the Effective Time shall be set forth on a Schedule of Liabilities (the "Schedule of Liabilities") to be delivered upon execution of this Agreement and updated as of the Effective Time, together with the amount of each such liability and the disposition to be made with respect to each such liability), other than up to $12,550,000 in principal amount of Ventana promissory notes (the "Ventana Exchange Notes") to be issued in exchange for $___________ in principal amount (plus accrued interest of $________ at January 15, 1996) of outstanding promissory notes (the "BioTek Investor Notes") as described elsewhere herein, and

         (ii) promissory notes (the "Note Proceeds") in substantially the form attached hereto as Exhibit B (the "Ventana Payment Notes") in the aggregate principal amount of $2,000,000 (i) less all BioTek Liabilities in excess of $2,500,000 and (ii) plus the amount, if any, by which $12,550,000 exceeds the sum of (x) the amount of Ventana Exchange Notes issued in connection with the Merger plus (y) the principal and accrued interest payable with respect to BioTek Investor Notes that have not been exchanged for Ventana Payment Notes as of the Effective Time. Up to $750,000 of Ventana Payment Notes (the "Escrow Funds") shall be set aside pursuant to the provisions of the indemnity escrow described elsewhere herein.

         The Cash Proceeds and the Note Proceeds are sometimes referred to herein as the "Total Consideration."

         Notwithstanding the foregoing, if as of the Effective Time BioTek is able to discharge all of the BioTek Liabilities other than liabilities to DAKO A/S and its affiliates ("DAKO Liabilities") with the Cash Proceeds but is unable to discharge the DAKO Liabilities, Ventana shall have the option, but not the obligation, to complete the Merger for consideration consisting of the Cash Proceeds plus an amount of Ventana Payment Notes equal to $250,000 plus the amount, if any, by which $12,550,000 exceeds the sum of (x) the amount of Ventana Exchange Notes issued in connection with the Merger plus (y) the principal and accrued interest payable with respect to BioTek Investor Notes that have not been exchanged for Ventana Payment Notes as of the Effective Time. Of such Ventana Payment Notes, $250,000 of which shall be placed in escrow pursuant to the provisions of the indemnity escrow described elsewhere herein. If Ventana elects to proceed in such manner, the DAKO Liabilities shall remain with the Surviving Corporation following the Closing and Ventana shall have no obligation to issue Ventana Payment Notes in excess of the amount set forth above and the amount of Note Proceeds shall therefore equal $250,000 plus the amount, if any, by which $12,550,000 exceeds (x) the amount of Ventana Exchange Notes issued in connection with the Merger plus (y) the principal and accrued interest payable with respect to BioTek Investor Notes that have not been exchanged for Ventana Payment Notes as of the Effective Time. Alternatively, in the event that the BioTek Liabilities cannot be discharged for an amount equal to or less than $2,500,000 in Cash Proceeds plus $1,250,000 in Note Proceeds, Ventana shall have the option (i) to complete the transaction in which event $750,000 of Note Proceeds will be placed in escrow pursuant to the indemnity and escrow described herein and the remaining undischarged BioTek Liabilities shall continue as liabilities of the Surviving Corporation or (ii) to terminate this Agreement without any liability of Ventana to BioTek, including, without limitation any liability or obligation to pay the break-up fee described in
Section 5.8 hereof.

         The aggregate Note Proceeds placed in escrow shall be reduced, in addition to any reduction for payment of indemnification obligations arising under the escrow, for any payments made or required to be made by Ventana to holders of shares of BioTek Common Stock that are Dissenting Shares (as defined below). Subject to the indemnity escrow, the Total Consideration shall be allocated to the holders of issued and outstanding BioTek Common Stock pro rata in accordance with the Articles of Incorporation of BioTek (the "BioTek Articles of Incorporation").

         B. Simultaneously with the closing of the Merger, the holders of not less than 90% in original principal amount of BioTek Investor Notes shall exchange such BioTek Investor Notes for Ventana Exchange Notes. Each Ventana Exchange Note shall be in the principal amount equal to the sum of (i) the principal amount of the surrendered BioTek Investor Note, (ii) accrued interest on the surrendered BioTek Investor Note from the date of issuance through December 31, 1995 and (iii) accrued interest on the surrendered BioTek Investor Note from January 1, 1996 through the date of Closing. The issued Ventana Exchange Notes shall be in substantially the form attached as Exhibit B hereto. Notwithstanding the foregoing, the aggregate principal amount of Ventana Exchange Notes plus the aggregate principal and accrued interest on BioTek Investor Notes held by noteholders that do not exchange their BioTek Investor Notes for Ventana Exchange Notes shall not in any event exceed $12,550,000. With respect to holders of BioTek Investor Notes that do not exchange such notes for Ventana Exchange Notes, BioTek shall use its best efforts to obtain by the Effective Time (and it shall be a condition to closing of Ventana that such agreements have been obtained) legally binding agreements providing that such non-exchanging noteholders shall (i) have terminated any security interest they may have in any assets of BioTek and (ii) have waived any right they may have to demand payment of such notes at any time prior to December 31, 1996.

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         C. The parties hereto desire to make this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of the Merger Agreement and the conditions precedent to the consummation of the Merger.

         D. The respective Boards of Directors of Ventana, Sub and BioTek have approved this Agreement and the Merger Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, Sub and BioTek shall execute and file the Merger Agreement with the Secretary of State of the State of California, whereupon Sub shall be merged with and into BioTek as the surviving corporation. BioTek is sometimes referred to herein as the "Surviving Corporation" and BioTek and Sub as the "Constituent Corporations" in the Merger. Upon effectiveness of the Merger, the separate existence of Sub shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

         SECTION 1.2 Effective Time. On the first business day on or by which all of the conditions to consummation of the Merger provided in Article VI hereof shall have been satisfied or waived, the parties shall cause the Merger to be consummated by executing and filing the Merger Agreement with the Secretary of State of the State of California. The Merger shall become effective on the date and time when the Merger Agreement is so filed (such time and date are referred to herein as the "Effective Time").

         SECTION 1.3 Closing. The closing of the Merger (the "Closing") shall take place at 3:00 p.m., local time, at the offices of Hewitt & McGuire, 19900 MacArthur Blvd., Suite 1050, Irvine,

California, on the Effective Time, or at such other time and place (not to exceed two business days following the Effective Time) as Ventana and BioTek shall agree (the "Closing Date").

         SECTION 1.4 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of BioTek shall be amended (except Article One, setting forth the name of the corporation) to be identical to the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time.

         SECTION 1.5 Bylaws. At the Effective Time, the Bylaws of BioTek shall be amended to be identical to the Bylaws of Sub.

         SECTION 1.6 Directors and Officers. At the Effective Time, the directors of Sub shall be the directors of BioTek until their respective successors are duly elected or appointing and qualified, and the officers of Sub shall be the officers of BioTek until their respective successors are duly elected or appointed and qualified.

         SECTION 1.7 Tax Consequences of Merger. The Merger will be a taxable transaction for federal and state income tax purposes.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

         SECTION 2.1 Effect on Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of any of the parties hereto, each issued and outstanding share of the Common Stock of Sub shall be converted into one (1) share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         SECTION 2.2 Effect on BioTek Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of any of the parties hereto, each issued and outstanding share of BioTek Common Stock, other than shares which shall then or thereafter constitute Dissenting Shares as defined in Section 2.7 below, and subject to the escrow and indemnification provisions set forth in the Escrow Agreement (as defined below), shall be retired and converted into the right to receive from Ventana (i) cash equal to the Cash Proceeds divided by the total number of shares of BioTek Common Stock outstanding immediately prior to the Effective Date and (ii) a Ventana Payment Note in the principal amount equal to the Note Proceeds divided by the total number of shares of BioTek Common Stock outstanding immediately prior to the Effective Date.

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         SECTION 2.3 BioTek Options. BioTek shall use its best efforts to cause all outstanding options to purchase shares of BioTek Common Stock to either be exercised (in accordance with the provisions of such options) or terminate effective at the Effective Time, and it shall be a condition to closing of Ventana that all such options shall have either been exercised or terminated as of the Effective Time.

         SECTION 2.4 BioTek Warrants. BioTek shall use its best efforts to cause all outstanding warrants to acquire shares of BioTek Common Stock to either be exercised (in accordance with the provisions of such warrants) or terminate effective at the Effective Time, and it shall be a condition to closing of Ventana that all such warrants shall have either been exercised or terminated as of the Effective Time.

         SECTION 2.5 BioTek Investor Notes. At least 90% in original principal amount of outstanding BioTek Investor Notes shall be exchanged by the holders thereof for Ventana Exchange Notes effective at the Effective Time. With respect to holders of BioTek Investor Notes that do not exchange such notes for Ventana Exchange Notes, BioTek shall use its best efforts to obtain by the Effective Time (and its shall be a condition to closing of Ventana that such agreements have been obtained by the Effective Time) legally binding agreements providing that such non-exchanging noteholders shall (i) have terminated any security interest they may have in any assets of BioTek and (ii) have waived any right they may have to demand payment of such notes at any time prior to December 31, 1996.

         SECTION 2.6 Payment of Merger Consideration.

                  (a) Prior to the Effective Time, Ventana and BioTek shall mutually agree upon and designate a bank or trust company (the "Exchange Agent") to act as (i) agent for the holders of BioTek Common Stock to receive the funds to which holders of BioTek Common Stock shall become entitled pursuant to
Section 2.2 hereof, and (ii) escrow agent pursuant to the terms of an escrow agreement in substantially the form attached as Exhibit C hereto (the "Escrow Agreement").

                  (b) On the Closing Date, Ventana shall (i) deposit the Escrow Funds into an escrow account on behalf of the shareholders of BioTek pursuant to the terms of the Escrow Agreement and (ii) transfer to the Exchange Agent an amount equal to the Total Consideration reduced by (i) the Escrow Funds and (ii) the Cash Proceeds and Note Proceeds being used to discharge BioTek Liabilities in accordance with Section 2.7 for payment to the shareholders of BioTek pursuant to the procedures established by the remainder of this Section 2.6.

                  (c) Promptly following the Closing Date, the Surviving Corporation shall cause to be sent by United States registered mail, return receipt requested, to each person who was, at the Effective Time, a holder of record of BioTek Common Stock entitled to receive a portion of the Total Consideration pursuant to Section 2.2 hereof, a form (mutually agreed to by BioTek and Ventana) of a letter of transmittal and instructions for use in effecting the surrender of the certificates that, at the Effective Time, shall have evidenced any of such shares to be exchanged pursuant to the Merger. Upon such surrender to the Exchange Agent of such certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be requested, the Exchange Agent shall promptly cause to be paid to the holder the aggregate per share consideration applicable to such holder. Until so surrendered and exchanged, each such certificate evidencing shares of BioTek Common Stock shall, after the Effective Time, be deemed to evidence only the right to receive the aggregate per share consideration to which such holder is entitled pursuant to
Section 2.2. No interest will be paid or will accrue on the amount to be paid upon the surrender of any such certificate.

                  (d) If payment of the aggregate per share consideration in respect of cancelled shares of BioTek Common Stock is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such delivery or payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or payment shall have paid any transfer and other taxes required by reason of such delivery or payment or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

                  (e) Each certificate which immediately prior to the Effective Time represented outstanding shares of BioTek Common Stock shall at and after the Effective Time be deemed to represent only the amount of cash and notes from Ventana into which shares represented by such certificates shall have been converted pursuant to Section 2.2 herein. After the Effective Time, there will be no further transfers on the stock transfer books of BioTek of shares of BioTek Common Stock that were outstanding immediately prior to the Effective Time. If a certificate representing such shares is presented for transfer, it will be cancelled and the aggregate per share consideration will be paid in exchange therefor.

                  (f) Notwithstanding the foregoing, none of the Exchange Agent, Ventana or the Surviving Corporation or any party hereto shall be liable to any holders of shares of BioTek Common Stock for any amounts properly paid or delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 2.7 Discharge of BioTek Liabilities. At the Closing, BioTek shall deliver the Schedule of Liabilities which shall set forth all of the BioTek Liabilities as of the Effective Time and, noting for each obligee the amount of the liability to such obligee and the manner in which such liability is to be discharged. For BioTek Liabilities to be discharged with Cash Proceeds, the amount of Cash Proceeds necessary to discharge such BioTek Liabilities will be deposited into a separate account against which checks in payment of such BioTek liabilities will be written. For BioTek Liabilities to be discharged with Ventana Payment Notes, Ventana Payment Notes in the appropriate amounts and payable to the appropriate obligees shall be delivered at Closing. For all obligees that will be receiving Ventana Payment Notes or that will be receiving Cash Proceeds of less than the full amount of the obligations owed to them, BioTek shall deliver releases (in form and substance acceptable to BioTek and Ventana) providing for the release of BioTek's obligations upon payment of the appropriate amount set forth on the Schedule of Liabilities.

         SECTION 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of BioTek Common Stock which are dissenting shares within the meaning of Section 1300 of the California Law ("Dissenting Shares") shall not be converted into or represent a right to receive any consideration from Ventana, but the holders thereof shall be entitled only to such rights as are granted by the California Law. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the California Law shall receive payment from the Surviving Corporation in accordance with the California Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in the California Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefor under the California Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in the California Law, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of BioTek Common Stock, and such shares of BioTek Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the consideration specified in Section 2.2 without interest thereon. BioTek shall give Ventana prompt notice of any written demands for appraisal and any other instruments served pursuant to the California Law received by BioTek and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Law. BioTek shall not, without the written consent of Ventana, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BIOTEK

         BioTek represents and warrants to Ventana and Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule supplied by BioTek to Ventana (the "BioTek Disclosure Schedule") and dated as the date hereof, as set forth below.

         SECTION 3.1 Organization of BioTek. BioTek is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, have a Material Adverse Effect upon BioTek. For purposes of this Agreement, the term "Material Adverse Effect" shall mean and refer to any losses, damages, fines, interest, penalties, assessments, charges, claims, costs, expenses, attorneys' fees, settlement amounts, judgments, refunds, and the like which have a material adverse effect on the stock, assets (including tangible and intangible), business, financial condition, prospects, or results of operations of BioTek. The copies of the BioTek Articles of Incorporation and Bylaws which have been delivered to Ventana are complete and correct and in full force and effect on the date hereof.

         SECTION 3.2 Capital Stock. BioTek has authorized capital stock of 10,000,000 shares of Common Stock, $.01 par value, 9,367,945 of which are outstanding as of the date hereof. All outstanding shares of BioTek Common Stock are duly authorized, validly issued in compliance with federal and state securities laws, fully paid and non-assessable, and are not subject to preemptive rights whether created by statute, the Articles of Incorporation or Bylaws of BioTek, any agreement to which BioTek is a party or by which it is bound or otherwise. Except as set forth in Section 3.2 of the BioTek Disclosure Schedule, there are not outstanding subscriptions, options, warrants, rights or other outstanding shares of capital stock, or outstanding rights of first refusal, preemptive rights or other rights, options, warrants, conversion rights or other agreements, either directly or indirectly for the purchase or acquisition from BioTek of any shares of its capital stock or relating to, affecting, or incident to any shares of BioTek's capital stock. BioTek shall have used its best efforts to cause, as of the Effective Time, the rights affecting the BioTek Common Stock referred to in the foregoing sentence and any right, interest, or privilege of any person arising under the Shareholder Agreements (as hereinafter defined) or in or to any shares of BioTek capital stock to be terminated, null and void, and of no force or effect. For the purpose of this Agreement, the term "Shareholder Agreements" shall mean and refer to: all agreements relating to (i) the voting of shares of BioTek Common Stock, (ii) registration under federal securities laws of BioTek Common Stock,
(iii) granting of any option, warrant or similar right to subscribe for or purchase shares of BioTek Common Stock or (iv) other special rights, covenants or agreements among holders of BioTek Common Stock. All information provided by BioTek to Ventana regarding the "accredited investor" (as defined in Rule 501(a) under the Securities Act of 1933) status of its shareholders and noteholders is true and correct and may be relied on by Ventana for purposes of ascertaining compliance with applicable federal and state securities laws.

         SECTION 3.3 Subsidiaries. BioTek has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business venture. BioTek is not a participant in any joint venture, partnership or similar arrangement.

         SECTION 3.4 Corporate Authority. BioTek has the corporate power to enter into this Agreement and the Merger Agreement, and, subject to approval of this Agreement and the Merger Agreement by the shareholders of BioTek, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the BioTek Board of Directors and, except for the approval of its shareholders, no other corporate proceedings on the part of BioTek are necessary to authorize this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by BioTek, and, subject to approval by the shareholders of BioTek, this Agreement constitutes the valid and binding agreement of BioTek, enforceable against BioTek in accordance with its terms. On or prior to the Effective Time, the Merger Agreement will be duly and validly executed and delivered by BioTek and, subject to approval by the shareholders of BioTek, the Merger Agreement will constitute the valid and binding agreement of BioTek, enforceable against BioTek in accordance with its terms.

         SECTION 3.5 Consents and Approvals. BioTek is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or Permit, or subject to any order, judgment or decree or any law or regulation applicable to BioTek or its operations, which would be breached or violated, after notice or lapse of time or both, by BioTek's executing or carrying out this Agreement or the Merger Agreement, except for any breaches or violations which individually or in the aggregate would not have a Material Adverse Effect. Other than in connection with or in compliance with the provisions of the California Law, no material notice to, declaration, filing or registration with, or Permit from any governmental or regulatory body or authority or any other Person is necessary for the consummation by BioTek of the transactions contemplated by this Agreement, except for such Permits, the failure of which to obtain or make would not have a Material Adverse Effect. "Permits" shall mean all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings under all federal, state, local or foreign laws with any governmental or regulatory body or department or agency thereof, individual, partnership, joint venture, corporation, trust, unincorporated organization, government, group or any other entity (each, a "Person").

         SECTION 3.6 Financial Statements. BioTek has furnished to Ventana (i) its unaudited balance sheet dated as of November 30, 1995 and the related unaudited statement of operations, shareholder's equity and cash flow for the five month period ended November 30, 1995, (ii) its unaudited balance sheets as of June 30, 1994 and 1995 and the related unaudited statements of operations, shareholder's equity and cash flows for the fiscal years ended June 30, 1994 and 1995, and (iii) its audited balance sheet as of June 30, 1993 and the related audited statement of operations, shareholder's equity and cash flows for the fiscal year ended June 30, 1993 (collectively, the "BioTek Financial Statements"). The BioTek Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The BioTek Financial Statements are in accordance in all material respects with BioTek's books of account and records and fairly present the liabilities, obligations, financial condition, and results of BioTek's operations as of the dates and for the periods indicated.

         SECTION 3.7 Operating Rights. BioTek has all operating authority, clearances, approvals, licenses, franchises, permits, certificates, consents, rights and privileges as are necessary or appropriate to the lawful operation of its business as presently conducted, including but not limited to all clearances from the United States Food and Drug Administration ( "FDA") and other governmental bodies (collectively, "Operating Rights"). The BioTek Disclosure Schedule sets forth a true and complete list of all such Operating Rights. There are no violations, revocations or suspensions of such Operating Rights, and, to BioTek's knowledge, there are no pending or threatened proceedings which could result in the termination, revocation, limitation, restriction, or impairment of any of the Operating Rights. For purposes of this Agreement, the phrase "to BioTek's knowledge" or similar language with reference to matters of fact shall mean and refer to the actual knowledge of any member of the board of directors or any officer of BioTek, after reasonable internal discussions and review among those individuals (including consultants) who would reasonably be expected to have such knowledge. Except as disclosed in the BioTek Disclosure Schedule, there is no action or proceeding by the FDA or any other governmental body, including but not limited to, recall procedures, pending or, to the knowledge of BioTek, threatened against BioTek, and no such proceeding was brought at any time in the past, relating to the safety or efficacy of any of its products, and, to the knowledge of BioTek, there is no basis for any such action or proceeding.

         SECTION 3.8 Undisclosed Liabilities. Except as set forth on the Schedule of Liabilities, BioTek does not have any liabilities, either accrued, absolute, contingent or otherwise, of a nature required to be reflected in a balance sheet or related notes prepared in accordance with generally accepted accounting principles consistently applied which are not reflected or provided for in the BioTek Financial Statements, except those arising after November 30, 1995 which (a) are in the ordinary course of BioTek's business, consistent with past practices, (b) have not had, and will not have, a Material Adverse Effect, and (c) are not attributable to any period prior to November 30, 1995.

         SECTION 3.9 Absence of Certain Changes or Events. Except as set forth in the BioTek Disclosure Schedule, since November 30, 1995, there has not been any:

                  (a) material adverse change in the business, assets, financial condition or results of operation of BioTek;

                  (b) damage, destruction or loss of any assets of BioTek, whether covered by insurance or not;

                  (c) transaction by BioTek except in the ordinary course;

                  (d) change by BioTek in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles;

                  (e) revaluation by BioTek of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business;

                  (f) acquisition, sale or transfer of any material asset of BioTek other than in the ordinary course of business;

                  (g) declaration, setting aside or payment of any dividends or distributions with respect to the shares of capital stock of BioTek, or any direct or indirect redemption, purchase or other acquisition by BioTek of any of its shares of capital stock;

                  (h) increase in indebtedness for borrowed money, or any release or forgiveness of any indebtedness owing to BioTek;

                  (i) granting of a security interest or lien on any material property or assets of BioTek;

                  (j) capital expenditure by BioTek or additions of equipment to existing leases exceeding $10,000 individually or $100,000 in the aggregate;

                  (k) increase in the salary or other compensation payable or to become payable by BioTek to any of its officers, directors, employees or consultants, or the declaration, payment or commitment or any obligation of any kind for the payment by BioTek of a bonus or other additional salary or compensation (including severance payments) to any such person;

                  (l) loan by BioTek to any person or entity, or guarantee by BioTek of any loan other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices; or

                  (m) negotiation or agreement by BioTek to do any of the things described in the preceding clauses (a) through (l), other than negotiations with Ventana regarding the transactions contemplated by this Agreement.

         SECTION 3.10 Agreements, Contracts and Commitments. Except as set forth on the BioTek Disclosure Schedule, BioTek is not a party nor is it bound by any of the following:

                  (a) any contract, agreement, lease, commitment or other obligation which involves an actual or potential commitment in excess of $50,000;

                  (b) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

                  (c) any pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan, including any agreement or plan where any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (d) any contract for the employment of any officer, employee or other person on full- time, part-time or consulting basis;

                  (e) any contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

                  (f) any contract under which BioTek has advanced or loaned any person or entity any amounts, or guaranteed the obligations of any other person;

                  (g) any agreement of indemnification;

                  (h) any joint marketing agreement or product development agreement, or joint venture or partnership agreement or arrangement;

                  (i) any agreement relating to the performance of clinical trials, product evaluations or testing or regulatory compliance by other parties with respect to products of BioTek; or

                  (j) any agreement with or order by any governmental agency or body relating to the testing, manufacture, registration, labeling, marketing or sale of products manufactured, marketed or sold by BioTek.

         SECTION 3.11 Material Contracts. The BioTek Disclosure Schedule sets forth a list of all material contracts, agreements and instruments to which BioTek is a party or by which its assets are bound (collectively the "Material Contracts"). All such Material Contracts are valid, binding, and in full force and effect in all material respects. Copies of all Material Contracts have been delivered to Ventana, and BioTek has not received notice of any party's intent to cancel, terminate, or not renew any Material Contract.

         SECTION 3.12 No Violation. BioTek is not in violation of any term of its Articles of Incorporation or Bylaws, or in any material respect of any term or provision of Material Contract, judgment or decree and is not in material violation of any order, statute, law, rule or regulation applicable to BioTek. There is no such violation or default or event which, with the passage of time or giving of notice or both, would constitute a violation or default which would have a Material Adverse Effect. BioTek has not received a notice from a governmental authority requiring BioTek to adjust or change the manner in which BioTek currently operates its business or requiring BioTek to obtain licensure to conduct its operations that BioTek does not currently have.

         SECTION 3.13 Tax Matters.

                  (a) BioTek has timely filed with the appropriate taxing authorities all returns (including without limitation information returns, statements, declarations, reports and other material information) within the manner prescribed by law in respect of Taxes (as defined below) required to be filed through the date hereof and will timely file within the manner prescribed by law any such returns and other information required to be filed on or prior to the Effective Time. As of the time of filing, all returns for Taxes correctly reflected, and returns not yet filed as of the date hereof will correctly reflect, the information required to be shown thereon in all material respects. All required Tax estimates, deposits, prepayments, and similar reports or payments for current periods have been properly made.

                  (b) All Taxes, in respect of periods beginning before the Effective Time, have been timely paid, or will be timely paid prior to delinquency, or have been accrued or an adequate reserve has been established therefor as set forth in the books and records of BioTek, and BioTek does not have any material liability for Taxes in excess of the amounts so paid, accrued, or reserves so established (other than Taxes not yet due and payable or properly accruable on the books and records of BioTek). BioTek has withheld amounts from employees and others working in its business, as required under applicable laws, and has filed all returns with respect to employee income tax withholding and social security and unemployment Taxes in compliance with the tax withholding provisions of the Code and other applicable laws.

                  (c) To BioTek's knowledge, there are no pending or threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes not adequately reserved for, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of BioTek are likely to result in such additional liability for Taxes. Except as specified in the BioTek Disclosure Schedule, no extension of a statute of limitations relating to Taxes is in effect with respect to BioTek.

                  (d) (i) BioTek has not made any election under Section 341(f) of the Code (or any comparable state income tax provision); (ii) BioTek has not agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by BioTek; (iii) there are no elections in effect made by or with respect to BioTek pursuant to
Section 338 or Section 336(e) of the Code or the regulations thereunder; (iv) BioTek has not been a member of any consolidated group for purposes of filing tax returns or paying Taxes; and (v) there are no liens for delinquent Taxes upon the assets of BioTek.

                  (e) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

         SECTION 3.14 Title to Assets.

                  (a) The BioTek Disclosure Schedule sets forth a true and complete list of all real property and personal property owned or leased by BioTek, and, in the case of leased real property, the name of the lessor, the date of the lease and each amendment thereto and the aggregate monthly rental or other fee payable under such lease. All such leases are in full force and effect and BioTek has not breached, or received any claim or threat that it has breached, any of the terms or conditions of any such lease. BioTek has been in peaceable possession of the tangible property covered by such leases since the commencement of the term thereof. No amount payable under any such lease is past due.

                  (b) Except as set forth on the BioTek Disclosure Schedule, BioTek has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of all security interests, mortgages, encumbrances, liens or charges of any kind or character, other than (i) the lien of current taxes not yet due and payable and other liens arising by operation of law in the ordinary course of business (ii) liens and encumbrances which do not have a Material Adverse Effect. No officer, director, shareholder, employee of, or consultant to BioTek has any interest in any property used in BioTek's business, whether real or personal, tangible or intangible, including copyrights, trademarks, or trade names.

         SECTION 3.15 Condition of Personal Property. All of BioTek's tangible personal property, equipment and fixtures used in its business are in good, operating condition, reasonable wear and tear excluded, or in reasonably repairable condition, are suitable for the purposes for which they are being used and are valued in accordance with generally accepted accounting principles.

         SECTION 3.16 Patents and Intangible Rights.

                  (a) BioTek is the sole and exclusive owner of, and possesses all right, title or interest to, or is duly licensed to use, all patents, patent applications, inventions and shop rights; trademarks, service marks, trade names, brand names, corporate names, and any applications to register any of the foregoing; copyrights and copyright registrations, mask works and mask work registrations, and all applications to register any of the foregoing; trade secrets (including secret formulae, customer lists, processes, know-how, computer programs, and routines) and all other proprietary rights necessary or desirable for the operation of its business as now conducted. All of the foregoing are collectively referred to herein as "BioTek Intellectual Property Rights." Set forth on the BioTek Disclosure Schedule is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, registered copyrights and licenses presently owned by or licensed to BioTek.

                  (b) No claim by any third party contesting the validity, enforceability, use or ownership of the BioTek Intellectual Property Rights has been made, is currently outstanding or, to BioTek's knowledge, is threatened. BioTek has not received any notices of and is not aware of any facts which indicate a likelihood of infringement, misappropriation or conflict with any third party as a result of the passage of time or the continued operation of BioTek's business as now conducted with respect to the BioTek Intellectual Property Rights. BioTek, the foregoing intellectual property and all technology related thereto have not infringed, misappropriated or otherwise come in conflict with any rights of any third parties, and, to BioTek's knowledge, none of the BioTek Intellectual Property Rights are being interfered with, misappropriated, or infringed upon by any Person.

                  (c) The transactions contemplated by this Agreement will not have a Material Adverse Effect on BioTek's right, title and interest in and to any of the BioTek Intellectual Property Rights.

         SECTION 3.17 Labor Matters. BioTek is not a party to any collective bargaining agreement covering any employee of BioTek. Except as set forth on the BioTek Disclosure Schedule, BioTek is, and has been, in compliance with all federal, state and local or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. No arbitration proceeding arising out of or under any collective bargaining or other labor agreement is pending and no claim therefor has been asserted.

         SECTION 3.18 Employees. Set forth on the BioTek Disclosure Schedule is a list of the names, positions, current salaries or wage rates (including bonuses, commissions, and deferred compensation), vacation, sick leave, and other accrued, but unpaid benefits, and years of service of each employee of BioTek as of November 30, 1995. To BioTek's knowledge, no key employee of BioTek has terminated or given notice of termination of his or her employment with BioTek within the past 90 days of the date hereof. All employees of BioTek listed on the BioTek Disclosure Schedule have executed an Employee Proprietary Information Agreement providing for the protection of BioTek's Intellectual Property Rights. A form of such agreement has been delivered to Ventana. To BioTek's knowledge, no employee of BioTek is subject to any secrecy or non-competition agreement or any agreement or restriction of any kind that would impede in any material way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of BioTek now or upon consummation of the transactions contemplated hereby.

         SECTION 3.19 Litigation. Except as set forth in Section 3.19 of the BioTek Disclosure Schedule, there are no actions, suits, proceedings or investigations pending against BioTek or its properties before any court or governmental agency, arbitration, or other dispute resolution body (nor, to BioTek's knowledge, is there any threat thereof). BioTek is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding, or investigation by BioTek currently pending or that BioTek presently intends to initiate.

         SECTION 3.20 Transactions with Affiliates. Except as set forth on the BioTek Disclosure Schedule, since January 1, 1995, there have been no transactions to which BioTek has been a party in which any director, officer or 5% shareholder of BioTek or a member of his or her immediate family had or will have any direct or indirect interest.

         SECTION 3.21 Environmental Matters. At all times prior to the date hereof, BioTek has complied with applicable environmental laws, orders regulations, rules and ordinances adopted, imposed or promulgated by any governmental body relating to the properties which have been or currently are owned, leased or used by it, the violation of which would reasonably be expected to have a Material Adverse Effect. Any environmental licenses, permits, consents and authorizations required to be obtained by BioTek in the operation of its business as currently conducted are in full force and effect and are listed on the BioTek Disclosure Schedule. Except as set forth on the BioTek Disclosure Schedule, to the knowledge of BioTek, there is no fact or circumstance which could involve BioTek in any environmental litigation or would impose any material liability on BioTek.

         SECTION 3.22 Employee Benefit Plans.

                  (a) BioTek has no employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) for the benefit of, or relating to, any current or former employee of BioTek. There are presently no ERISA Affiliates and there have been no ERISA Affiliates in the past. An "ERISA Affiliate" shall mean, at the relevant time, any member of a controlled group of corporations, group of trades or businesses (whether or not incorporated) that are under common control, or an affiliated service group within the meaning of
Section 414 of the Code, of which BioTek is or was a member.

         SECTION 3.23 Insurance. The BioTek Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by BioTek. BioTek is not in default under any of such policies or binders, and BioTek has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims or denied claims under any such policies or binders. All policies and binders of insurance provide sufficient coverage for the types of risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect through the Effective Time.

         SECTION 3.24 Payments. BioTek has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the operations of BioTek, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction; and BioTek has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

         SECTION 3.25 Accounts Receivable. Attached to the BioTek Disclosure
Schedule is a true and correct and complete aging of BioTek's accounts receivable as of November 30, 1995. All of such accounts receivable (a) have arisen in the normal course of business, (b) represent bona fide indebtedness incurred by the applicable account debtors in the stated amount, (c) are fully collectible, subject to BioTek's reasonable reserve for bad debt, and, to the knowledge of BioTek, are not subject to any bonafide defenses or setoffs. The reserve for doubtful accounts is adequate and the values at which accounts receivable are carried reflect past practice and are in accordance with generally accepted accounting principles applied on a consistent basis.

         SECTION 3.26 Inventory. BioTek's inventories of finished goods, work in progress, materials and supplies are in good condition and saleable and are not in excess of its reasonable requirements. All obsolete, damaged, slow-moving or unusable inventory has been reserved against or written off in accordance with generally accepted accounting principles.

         SECTION 3.27 Minute Books. The copy of the minute book of BioTek made available for review by Ventana includes minutes of all meetings of the Board of Directors and shareholders and all actions by written consent without a meeting by the Board of Directors and the shareholders since the date of incorporation and reflect all actions by the Board of Directors (and any committee of the Board of Directors) and the shareholders with respect to all transactions referred to in such minutes accurately in all material respects. The minute books of BioTek accurately reflect all material corporate actions of BioTek's shareholders, Board of Directors, and Board committees and there have been no material transactions involving the business or organization of BioTek, its assets, or its properties which properly should have been set forth therein and which have not been accurately so set forth.

         SECTION 3.28 Investment Bankers, Finders or Brokers. Except as set forth in the BioTek Disclosure Schedule, BioTek has not employed or engaged any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or expense in connection with or upon consummation of the Merger.

         SECTION 3.29 Compliance With Laws. BioTek is in compliance, in all material respects, with all laws applicable to its businesses, contractual commitments, assets, and properties, except for violations, if any, which, in any given instance or in the aggregate, have not had, and will not have, a Material Adverse Effect.

         SECTION 3.30 Antitrust. Without limiting the generality of Section 3.29 above, BioTek has not engaged in any violations of the antitrust laws by: (a) any price fixing or other arrangements which, directly or indirectly, control prices; (b) marketing or purchasing practices which, directly or indirectly, result in the division of markets, exclusive dealing arrangements, group boycotts, tying arrangements, or illegal rebates or pricing; (c) monopolizing or attempted monopolization practices, including predatory conduct or the improper acquisition or maintenance of market share; (d) arrangements by or among clients, providers, or other suppliers, or contractors concerning prices to be charged, whether maximum or minimum prices, or covenants not to compete, exclusivity covenants or favored nations pricing; or (e) information exchanges by or among clients, providers, or other suppliers or contractors concerning prices or fee schedules.

         SECTION 3.31 Material Misstatements Or Omissions. No representation or warranty made by BioTek in this Article III or in any other Article or Section of this Agreement, or in any certificate, schedule or other document furnished or required to be furnished by BioTek pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they are made.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF VENTANA AND SUB

         Ventana and Sub hereby represent and warrant to BioTek as follows:

         SECTION 4.1 Organization of Ventana and Sub. Ventana is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its properties and assets and to carry on its business as now conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

         SECTION 4.2 Corporate Authority. Each of Ventana and Sub has the corporate power to enter into this Agreement and the Merger Agreement, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Ventana and Sub. This Agreement has been duly and validly executed and delivered by Ventana and Sub, and is the valid and binding agreement of Ventana and Sub, enforceable against Ventana and Sub in accordance with its terms. The Ventana Payment Notes and the Ventana Exchange Notes have been duly and validly executed and delivered by Ventana, and are the valid and binding agreements of Ventana, enforceable against Ventana in accordance with their respective terms. On or prior to the Effective Time, the Merger Agreement will be duly and validly executed and delivered by Sub, and will constitute the valid and binding agreement of Sub, enforceable against Sub in accordance with its terms.

         SECTION 4.3 No Violation. The execution, delivery and performance of this Agreement and the Merger Agreement, and the consummation of the transactions herein or therein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, domestic or foreign, the charter documents or bylaws of Ventana or Sub, or any material agreement or instrument to which either of them is a party or by which either of them is bound or to which they are subject.

         SECTION 4.4 Investment Bankers, Finders or Brokers. Ventana has not employed or engaged any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or expense in connection with or upon consummation of the Merger, except for any such fees or expenses that will be paid by Ventana (and for which BioTek will have no liability or obligation). No such fees shall be payable by Ventana to any former executive officer of BioTek.

         SECTION 4.5 Capitalization. The authorized capital stock of Ventana as of the date hereof consists of 30,000,000 shares of Common Stock and 18,450,000 shares of Preferred Stock,

750,000 shares of which have been designated Series A Preferred Stock, 8,300,000 shares of which have been designated Series C Preferred Stock and 9,400,000 shares of which have been designated Series D Preferred Stock. As of the date hereof, 2,742,968 shares of Common Stock, 750,000 shares of Series A Preferred Stock, 8,083,039 shares of Series C Preferred Stock and 9,036,410 shares of Series D Preferred Stock are outstanding, and no other shares of capital stock are outstanding. Ventana has outstanding warrants to purchase an aggregate of 228,914 shares of Preferred Stock and has 2,110,789 shares of Common Stock and 70,089 shares of Preferred Stock reserved for issuance (including both shares subject to outstanding options or rights and shares reserved for future grant) under its stock option and stock purchase plans. Shares of Common Stock issuable upon conversion of Ventana Payment Notes will, when issued upon any such conversion, be duly and validly issued, fully paid and nonassessable. Prior to the Closing Date, Ventana expects that its authorized number of shares of Common Stock, Preferred Stock and Series D Preferred Stock will increase due to the proposed issuance of warrants to purchase an aggregate of 1,860,500 shares of Series D Preferred Stock in connection with a proposed financing transaction. Ventana will on the Closing Date deliver an updated capitalization schedule as of such date.

         SECTION 4.6 Financial Statements. Ventana has furnished to BioTek (i) its unaudited balance sheet dated as of November 30, 1995 and the related unaudited statement of operations, shareholder's equity and cash flow for the eleven month period ended November 30, 1995 and (ii) its audited balance sheets as of December 31, 1993 and 1994 and the related audited statements of operations, shareholder's equity and cash flows for the years ended December 31, 1993 and 1994 (collectively, the "Ventana Financial Statements"). The Ventana Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The Ventana Financial Statements are in accordance in all material respects with Ventana's books of account and records and fairly present the liabilities, obligations, financial condition, and results of Ventana's operations as of the dates and for the periods indicated. Since November 30, 1995, there has been no material adverse change in the business or financial condition of Ventana.

         SECTION 4.7 Material Misstatements Or Omissions. No representation or warranty made by Ventana in this Article IV or in any other Article or Section of this Agreement, or in any certificate, schedule or other document furnished or required to be furnished by Ventana pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they are made.

                                    ARTICLE V

                       ADDITIONAL COVENANTS AND AGREEMENTS

         The parties hereto further agree as follows:

         SECTION 5.1 Conduct of Business by BioTek. Prior to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to
Article VIII hereof (the "Termination Date"), and except as may be required or expressly permitted pursuant to this Agreement, or as disclosed in the BioTek Disclosure Schedule or as may be consented to in writing by Ventana, BioTek covenants that it:

                  (a) shall conduct its operations according to its ordinary and usual course of business;

                  (b) shall use its best efforts to preserve intact its business organization and good will and maintain satisfactory relationships with suppliers, distributors, customers, banks and others having business relationships with it;

                  (c) shall not, other than in the ordinary course of business, terminate any supplier, distributor, customer, or other contractor without prior consultation with Ventana, and shall notify Ventana of any notices of termination, cancellation, or nonrenewal of any supplier, distributor, customer or other material contractor of BioTek;

                  (d) shall maintain its assets in customary repair, order and condition (reasonable wear and tear excepted);

                  (e) shall confer on a regular and frequent basis with one or more representatives of Ventana to report on operational matters and the general status of ongoing operations, subject to compliance with applicable law;

                  (f) shall notify Ventana of any emergency or other change in the normal course of its business or in the operation of its properties and of the assertion, commencement or received threat of any claim, litigation, proceeding, investigation or governmental action or audit involving BioTek or its business activities;

                  (g) shall not incur any indebtedness for borrowed money, assume, guarantee, endorse (other than endorsement of accounts receivable for collection) or otherwise become responsible for the obligations of any other Person, or make any loans or advances to any Person;

                  (h) shall not mortgage, pledge or otherwise encumber any of its properties or assets;

                  (i) shall not sell or transfer any of its properties or assets or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business;

                  (j) shall not issue any additional shares of its capital stock or grant any additional stock options, warrants, or other rights or interests which are convertible into shares of BioTek's capital stock, except in connection with settlement agreements with Steven Toll or Elliott Friedman;

                  (k) shall not declare or pay any dividends on, or make any distribution on or in respect of, its outstanding shares of capital stock;

                  (l) (i) shall not enter into or amend any employment, consultant, severance or similar agreement; (ii) shall not take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing employee benefit plan or policy; (iii) shall not take any action to make any change in its key management structure, including without limitation the hiring of additional officers or key employees or consultants, or the termination of existing officers or key employees; and (iv) shall cooperate with Ventana and use all reasonable efforts to keep available the services of its employees (including all officers and key employees) and notify Ventana promptly in the event that any employee or consultant resigns or otherwise terminates his or her employment or relationship with BioTek, or gives notice thereof or breaches or violates the terms of his employment or consultant agreement;

                  (m) shall not make any individual capital expenditure in excess of $5,000 or aggregate capital expenditures in excess of $20,000;

                  (n) shall not, except as necessary to consummate the transactions contemplated in this Agreement, propose or adopt any amendments to its Articles of Incorporation or Bylaws;

                  (o) shall not allow or permit to be done any act which it knows or has reason to know will result in the suspension, impairment, or cancellation of its insurance policies;

                  (p) shall not enter into, renew, modify or revise any agreement or transaction with any of its affiliates other than (i) in the ordinary course of business or (ii) settlement agreements (on terms disclosed to Ventana prior to execution of definitive agreements) with Steven Toll or Elliott Friedman;

                  (q) shall not make any income tax election or settlement or compromise with tax authorities;

                  (r) shall not purchase or redeem any shares of its capital stock; and

                  (s) shall not agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.

SECTION 5.2 Access to Information; Confidentiality.

                  (a) Between the date hereof and the Effective Time, BioTek shall (i) give Ventana and its authorized representatives reasonable access to all of its books, records, offices and other facilities and properties; (ii) permit Ventana to make such inspections thereof as Ventana may reasonably request; and (iii) cause its officers, employees and consultants to furnish Ventana with such financial and operating data and other information with respect to its business and properties as Ventana may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the general supervision of BioTek's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not interfere unreasonably with BioTek's business operations.

                  (b) All information furnished or provided by BioTek to Ventana, or by Ventana to BioTek, or to their respective representatives, whether furnished before or after the date of this Agreement, shall be held subject to the Mutual Nondisclosure Agreement between BioTek and Ventana dated as of January __, 1996 (the "Nondisclosure Agreement"), and shall be promptly returned to the respective party should this Agreement be terminated and abandoned pursuant to Article VIII hereof.

         SECTION 5.3 Customer Contact. Ventana and BioTek shall develop a mutually acceptable communications plan pursuant to which Ventana may contact existing and potential suppliers, distributors, customers and clinicians of, and all other Persons having a material relationship with, BioTek respecting the transactions contemplated by this Agreement.

         SECTION 5.4 No Solicitation. Unless and until this Agreement shall have been terminated by either party pursuant to Article VIII, BioTek shall not, nor shall it authorize any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by it to:

                  (a) directly or indirectly, encourage, solicit or initiate discussions or negotiations with any Person (other than Ventana or an authorized representative of Ventana) concerning any merger, sale of substantial assets, business combination, sale or purchase of shares of capital stock or similar transactions involving BioTek (an "Acquisition Proposal"), whether by providing non-public information or otherwise; or

                  (b) except as required by law, disclose, directly or indirectly, to any Person any information concerning BioTek's business or properties which is not customarily disclosed to the general public, afford to any such Person access to its properties, books or records, or otherwise assist or encourage any such Person in connection with any of the foregoing. In the event BioTek shall receive any proposal, expression of interest or offer relating to an Acquisition Proposal, BioTek shall promptly inform Ventana as to any such proposal, whether or not such proposal was in writing.

                  (c) Notwithstanding the foregoing, nothing in this Section 5.4 shall preclude BioTek's Board of Directors from carrying out its legal and fiduciary duties with respect to considering any unsolicited Acquisition Proposal.

         SECTION 5.5 Shareholder Meeting. BioTek shall call a meeting of its shareholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement, the Merger Agreement and related matters. BioTek will, through its Board of Directors, recommend to its shareholders (consistent with fiduciary duties) approval of such matters.

         SECTION 5.6 Consents. Each of BioTek, Ventana and Sub shall cooperate, and use their respective best efforts, to make all filings and obtain all licenses, Permits, consents, approvals, authorizations, qualifications and orders of all Persons necessary to consummate the Merger.

         SECTION 5.7 Best Efforts and Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable and diligent efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger in accordance with the terms of this Agreement and the Merger Agreement. Each party, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, both parties agree to use best efforts to cause the closing conditions set forth herein to be satisfied by, and the Merger to be made effective by, February 15, 1996.

         SECTION 5.8 Break-Up Fee; Ventana Initial Payment Option.

                  (a) If the transactions contemplated hereby are not consummated as a result of any termination of this Agreement by BioTek in accordance with Section 8.1(b)(i) hereof, then Ventana shall pay to BioTek a breakup fee of $500,000 in cash.

                  (b) If the transactions contemplated hereby are not consummated as a result of (i) the acceptance (either prior to, on or after March 15, 1996) by BioTek's Board of Directors of an unsolicited Acquisition Proposal received after the date hereof and on or prior to March 15, 1996 or
(ii) termination of this Agreement by Ventana in accordance with Section 8.1(b)(i) hereof, then BioTek shall pay to Ventana a break-up fee of $500,000 in cash (subject to increase as provided in Section 5.8(c)). If BioTek is unable to make such payment in cash in full, then BioTek shall issue to Ventana a promissory note in the principal amount of $500,000. The promissory note shall be payable upon demand, shall bear simple interest at the rate of 7% per annum, shall provide for interest payments to made on a quarterly basis, and shall be senior in rights to all liabilities and obligations of BioTek (other than the BioTek Investor Notes and existing liens set forth in the BioTek Disclosure Schedule). Notwithstanding the foregoing, in the event of termination pursuant to clause 5.8(b)(i), the break-up fee must be paid by BioTek in cash upon such termination.

                  (c) Ventana shall, within five (5) business days of the date of this Agreement, pay BioTek an initial payment (an "Initial Payment") of $500,000. Any such Initial Payment shall be treated as an advance of the Cash Proceeds payable at the Effective Time, and BioTek shall use the proceeds from such Initial Payment to discharge BioTek Liabilities. Effective at such time as Ventana makes the Initial Payment, the break-up fee payable by BioTek in the event of an unsolicited Acquisition Proposal accepted by the Board of Directors of BioTek shall be $5,000,000, and such break-up fee shall (in accordance with the last sentence of Section 5.8(b)) be payable in cash upon acceptance of any such unsolicited Acquisition Proposal by BioTek's Board of Directors. In the event Ventana makes an Initial Payment but does not complete the Merger, the Initial Payment shall be credited against any break-up fee payable by Ventana under Section 5.8(a) or, if no such break-up fee is payable, BioTek may retain the Initial Payment and shall have no obligation to refund the Initial Payment.

         SECTION 5.9 Public Announcements. Ventana and BioTek shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, and in any event in accordance with the terms of the Nondisclosure Agreement.

         SECTION 5.10 Discharge of Liabilities. BioTek shall use its best efforts to discharge all of its liabilities on or prior to the Closing, other than the BioTek Investor Notes.

         SECTION 5.11 Biogenex Patent Litigation. BioTek shall use reasonable efforts to settle its patent litigation with Biogenex on terms reasonably acceptable to Ventana on or prior to the Closing, and shall keep Ventana apprised of, and shall consult with Ventana concerning, all settlement negotiations.

         SECTION 5.12 Exchange of BioTek Investor Notes. BioTek shall use its best efforts to cause the holders of the BioTek Investor Notes to exchange such notes for Ventana Exchange Notes effective as of the Effective Time.

         SECTION 5.13 Other Covenants of BioTek. BioTek shall use its best efforts to cause, as of or prior to the Effective Time, the following agreements and plans to be terminated by BioTek in their entirety and thereafter to be of no further force or effect: (i) the Shareholder Agreements; (ii) any consulting and employment agreements identified on the BioTek Disclosure Schedule that Ventana requests BioTek to terminate; and (iii) the BioTek Stock Option Plan. In addition, BioTek shall deliver to Ventana its audited financial statements at and for the period ended June 30, 1994 as soon as they are available (either prior to the Effective Time or as soon as practicable thereafter). BioTek shall set forth on the Schedule of Liabilities all obligations of BioTek for legal, accounting, investment banking and other professional services incurred or expected to be incurred in connection with this Agreement and the transactions contemplated hereby, and shall make provisions for the discharge of all such obligations with Cash Proceeds and/or Note Proceeds.

         SECTION 5.14 Ventana Board Representation. Until such time as the Ventana Payment Notes and the Ventana Exchange Notes have been repaid or converted into Common Stock, Ventana shall nominate two representatives of BioTek (which representatives shall be designated by the Shareholders Representative (as defined in the Escrow Agreement)) for election by the stockholders of Ventana to the board of directors of Ventana at any annual meeting of stockholders of Ventana held during such period.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of all parties hereto to effect the Merger shall be subject to satisfaction of the following conditions, unless waived in writing by each of the parties hereto:

                  (a) The holders of not less than 90% of the issued and outstanding shares of BioTek Common Stock shall have approved this Agreement, the Merger and the Escrow Agreement in accordance with the California Law and the Articles of Incorporation and Bylaws of BioTek.

                  (b) The Merger Agreement, officers' certificates and tax clearance certificates shall have been filed with the Secretary of State of the State of California.

                  (c) No governmental action or proceeding shall have been commenced or threatened seeking any injunction, restraining or other order which seeks to prohibit, restrain, invalidate or set aside the consummation of the Merger, and no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits or restricts the consummation of the Merger.

         SECTION 6.2 Conditions to Ventana's and Sub's Obligation to Effect the Merger. The obligation of Ventana and Sub to consummate the Merger shall be subject to satisfaction of the following conditions, unless waived in writing by Ventana and Sub on or before the Effective Time:

                  (a) The representations and warranties of BioTek set forth in
Article III of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak only as of an earlier date), and the covenants and agreements of BioTek set forth herein shall have been complied with in all material respects, and Ventana shall have received a certificate signed by the Chief Executive Officer of BioTek dated the Effective Time to such effect.

                  (b) All material Permits and waivers from all Persons necessary to permit BioTek to consummate the transactions contemplated hereby shall have been obtained;

                  (c) The Escrow Agreement, in substantially the form of Exhibit C hereto, shall have been executed and delivered by Ventana, Sub, BioTek, the Shareholders' Representative (as defined therein) and the Escrow Agent.

                  (d) The issuance of the Ventana Payment Notes and the Ventana Exchange Notes shall be exempt from all federal securities registration requirements and all state securities registration or qualification requirements.

                  (e) Ventana shall have completed its legal, business, technical and financial due diligence review of BioTek, and the results thereof shall be satisfactory to Ventana.

                  (f) Since the date of this Agreement, there shall not have occurred any material adverse change in the business, assets, results of operations or financial condition of BioTek, except for changes contemplated hereby or disclosed on the BioTek Disclosure Schedule.

                  (g) The holders of 90% in original principal amount of outstanding BioTek Investor Notes shall have agreed to exchange such notes for Ventana Exchange Notes effective at the Effective Time. With respect to holders of BioTek Investor Notes that do not exchange such notes for Ventana Exchange Notes, BioTek shall by the Effective Time have obtained legally binding agreements providing that such non-exchanging noteholders shall (i) have terminated any security interest they may have in any assets of BioTek and (ii) have waived any right they may have to demand payment of such notes at any time prior to December 31, 1996.

                  (h) If requested by Ventana, the officers and directors of BioTek shall have resigned from their respective positions.

                  (i) Each of Michael Danzi, Robert Case and Johnson Lee shall have entered into a Non-Compete Agreement in substantially the form of Exhibit E attached hereto.

                  (j) Ventana shall have received from Hewitt & McGuire, counsel for BioTek, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Ventana and its counsel.

                  (k) BioTek shall have delivered to Ventana the Schedule of Liabilities together with a certificate, signed by the Chief Executive Officer and Chief Financial Officer of BioTek and dated as of the Effective Time, which certifies to Ventana the total amount of all BioTek Liabilities still outstanding as of the Effective Time, and Ventana shall be satisfied as to and shall approve such amount. The Cash Proceeds and $1,250,000 of Note Proceeds shall be sufficient to discharge all BioTek Liabilities as of the Effective Time. The procedures set forth in Section 2.7 for discharge of the BioTek Liabilities shall have been completed.

                  (l) BioTek shall have delivered to Ventana reasonably satisfactory evidence to the effect that rights of first refusal held by DAKO A/S and Curtis-Matheson Scientific with respect to the sale of the stock or assets of BioTek pursuant to this Agreement have been satisfied or waived;

                  (m) All outstanding options, warrants or other similar rights to subscribe for or purchase BioTek capital stock shall have been exercised or terminated or shall have expired by virtue of the Merger;

                  (n) Ventana shall have received from BioTek certified resolutions adopted by the Board of Directors and shareholders of BioTek approving this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.

         SECTION 6.3 Conditions to BioTek's Obligation to Effect the Merger. The obligation of BioTek to consummate the Merger shall be subject to satisfaction of the following conditions, unless waived in writing by BioTek on or before the Effective Time:

                  (a) The representations and warranties of Ventana and Sub set forth in Article IV of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak only as of an earlier date, including, without limitation, Ventana's representations as to outstanding capitalization), and the covenants and agreements of Ventana and Sub set forth herein shall have been complied with in all material respects, and BioTek shall have received a certificate signed by an authorized officer of Ventana and Sub dated the Effective Time to such effect.

                  (b) All material Permits and waivers from all Persons necessary to permit Ventana and Sub to consummate the transactions contemplated hereby shall have been obtained;

                  (c) BioTek shall have received from Wilson, Sonsini, Goodrich & Rosati, counsel for Ventana, an opinion dated the Effective Time in form and substance reasonably satisfactory to BioTek and its counsel;

                  (d) Two nominees of BioTek (which nominees shall be reasonably acceptable to Ventana) shall have been elected to the board of directors of Ventana;

                  (e) BioTek shall have received from Ventana certified resolutions adopted by the Board of Directors of Ventana, and the Board of Directors and Shareholder of Sub, approving this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.

                                   ARTICLE VII

              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         SECTION 7.1 Survival. The representations, warranties and covenants of BioTek and Ventana contained in this Agreement or in any certificate or instrument delivered pursuant hereto, shall survive the Merger for a period of twelve (12) months after the Effective Time, regardless of any investigation which may have been or may be made at any time by or on behalf of Ventana or Sub. Any representation, warranty, or covenant which is the subject of a claim or dispute asserted in writing prior to the expiration of said twelve (12) month period shall survive with respect to such claim or dispute until the final resolution thereof.

                                  ARTICLE VIII

                                   TERMINATION

         SECTION 8.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of BioTek or Sub, as follows:

                  (a) by mutual agreement of the Boards of Directors of Ventana and BioTek;

                  (b) by the Board of Directors of either Ventana or BioTek if:

                           (i) there has been a material breach of any
representation, warranty, covenant or agreement contained in this Agreement on the part of the other party set forth in this Agreement and such breach of a covenant or agreement has not been cured within ten (10) days following receipt of written notice;

                           (ii) the Merger shall not have been consummated on or
before March 15, 1996; or

                           (iii) if any court of competent jurisdiction in the
United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

         SECTION 8.2 Effect of Termination. In the event of termination of this Agreement by either BioTek or Ventana as provided above, this Agreement and the Merger Agreement shall terminate, and there shall be no other liability or obligation on the part of BioTek or Ventana or their respective directors, officers, shareholders or affiliates, except as set forth in Sections 5.2(b) and 5.8, and except to the extent that such termination results from the intentional, material breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered in person by commercial courier, by telecopy with written confirmation, overnight delivery service or U.S. mail, in which event it shall be mailed by first-class, certified or registered, postage prepaid, addressed as follows:

           If to Ventana or Sub:

                  Ventana Medical Systems, Inc.
                  3865 North Business Center Drive
                  Tucson, AZ 85705
                  Attention: President
                  Telecopy No.: (520) 887-2555

                  Copy to:

                  Wilson, Sonsini, Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA 94304
                  Attention: Christopher D. Mitchell, Esq./Timothy Stevens, Esq. Telecopy No.: (415) 493-6811

                  If to BioTek:

                           BioTek Solutions, Inc.
                           610 Newport Center Drive, Suite 1199
                           Newport Beach, CA 92660
                           Attention: Chief Executive Officer
                           Telecopy No.: 714-261-6006

                           Copy to:

                           Hewitt & McGuire
                           19900 MacArthur Blvd., Suite 1050
                           Irvine, CA 92715
                           Attention: William L. Twomey
                           Telecopy No.: 714-798-0511

         Each such notice, report or other communication shall for all purposes under this Agreement be treated as effective or having been given when delivered if delivered personally by commercial courier or, if sent by registered or certified mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or, if sent by telecopier with written confirmation, at the earlier of (i) 24 hours after confirmation of transmission by the sending telecopier machine or (ii) delivery of written confirmation.

         SECTION 9.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

         SECTION 9.3 Entire Agreement. This Agreement, together with the Merger Agreement and the other Exhibits and Schedules hereto, the Nondisclosure Agreement and other documents contemplated hereby, constitute the entire agreement of the parties hereto, and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties hereto.

         SECTION 9.4 Waiver. Either Ventana and Sub or BioTek may, by written notice to the other, (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the other; (ii) waive any inaccuracies in the representations of the other contained in this Agreement or in any documents delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; and (iv) waive or modify performance of any of the obligations of the other. Neither consummation of the Merger nor any action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any

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
representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

         SECTION 9.5 Expenses. Subject to the provisions of Section 5.8 and 5.13 hereof, BioTek and Ventana shall each pay their own costs and expenses (including the fees and expenses of their respective investment bankers, finders, brokers and counsel) incurred in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, whether or not the Merger is consummated.

         SECTION 9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement.

         SECTION 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of laws thereof.

         SECTION 9.8 Assignability. This Agreement shall not be assignable by operation of law or otherwise; provided however that Ventana or Sub may assign this Agreement or its rights or duties under this Agreement to an affiliate.

         SECTION 9.9 No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

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
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                    VENTANA MEDICAL SYSTEMS, INC.


                                    By:_________________________________________

                                    Title:______________________________________


                                    VENTANA ACQUISITION CORPORATION


                                    By:_________________________________________

                                    Title:______________________________________


                                    BIOTEK SOLUTIONS, INC.


                                    By:_________________________________________

                                    Title:______________________________________



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